Exhibit 10.5

November 9, 2013	Seven Seas Water Corporation 14400 Carlson Circle Tampa, Florida 33626 Phone 813-855-8636 Fax 813-855-8631

PERSONAL AND CONFIDENTIAL

Lee S. Muller

62 Beach Street, 3E

New York NY  10013

Dear Mr. Muller:

Seven Seas Water Corporation (the “Company”) is pleased that you have agreed to join the Company and its affiliates.  Starting on December 1, 2013, you will he employed by the Company and serve as the full-time Senior Vice President and Chief Financial Officer.  During the term of your employment, you will devote substantially all of your business time, energies, skills and attention to the business and affairs of the Company and its affiliates, provided that you may engage in other outside activities that (whether individually or in the aggregate) do not interfere with the fulfillment of your obligations and responsibilities to the Company and its affiliates.  You will report to the Company’s Chief Executive Officer.

Your salary will be paid at an initial rate of $21,666.67 per month, which equates to a rate of $260,000 per year.  You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be eligible for an annual performance-based bonus (the “Bonus”), awarded solely at the discretion of the Company with approval of the Board of Managers (the “Board”) of AquaVenture Holdings LLC (the “Parent”) or the Compensation Committee thereof.  The target for the Bonus shall initially be $50,000 per year; it being understood that there will be no bonus for 2013 or salary adjustment for 2014.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of Similar rank and tenure.  The Company reserves the right to modify or eliminate its benefit plans from time to time.  The Company’s health insurance benefits program includes a waiting period for eligibility.  If you start with the Company on or before December 1; 2013 you would become eligible for coverage effective January 1, 2014.  The 401k eligibility has a further delay component on which our HR Manager will brief you.

You will be awarded 260,000 Incentive Shares (as defined in the Parent’s Equity Incentive Plan (the ‘‘Plan”)) of the Parent pursuant to the Plan.  The Incentive Shares will be subject to the terms and conditions of the Plan, which will include a four-year vesting schedule with 25% of the Incentive Shares to vest one year after the award date and the remaining 75% of such Incentive Shares to vest in equal quarterly installments over the following three years.  In addition, all then unvested Incentive Shares shall vest in full immediately prior to the occurrence of a Sale Event (as defined in the Parent’s Limited Liability Company Agreement, as amended from time to time (the “LLC Agreement”)).  You will be required to commence your employment with the Company and to enter into the LLC Agreement and a restricted share agreement in the form to be approved by the Parent as a condition to receiving these Incentive Shares.

You will work principally out of the Company’s Tampa, Florida office, where the Company’s operating headquarters is located.  You will be transitioning your permanent residence to the Tampa area.  To assist you in defraying the costs of relocating to the Tampa area, a lump sum allowance of $30,000 will be paid to you at the end of your first pay period with the Company.

The Company requires you to verify that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company).  By signing and returning this letter you hereby represent and warrant to the Company that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company and that you have not entered into any agreements with your previous employers that are in conflict with your obligations to the Company.  As a condition of your employment and receipt of the aforementioned award of 260,000 Incentive Shares, you will also be required to sign the Company’s standard agreements regarding confidentiality, proprietary information, inventions, noncompetition and nonsolicitation of customers, suppliers, employees and others having business relationships with the Company and its affiliates.  A copy of this agreement will be made available to you.

Please provide us, for purposes of completing the 1-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

In addition, this offer is subject the completion of background and reference checks with results satisfactory to the Company.  Your employment with the Company is contingent upon your authorization, and the Company’s receipt, of a background check that is satisfactory to Company.  Accordingly, please read carefully, sign and return to me the attached Disclosure and Authorization Regarding Consumer Reports, Including Investigative Reports Used for Employment Purposes.

The above terms are a summary of our initial employment relationship and are subject to later modification by the Company.  Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  Notwithstanding the preceding sentence, if the Company terminates your employment other than for Cause (as defined in the Plan) before November 30, 2015 as long as you continue to perform your continuing obligations under any agreements with the Company or its affiliates, the Company will continue to pay you your then current base salary for one year following such termination in accordance with the Company’s normal payroll practices as established or modified from time to time, provided that you enter into (and do not revoke) a comprehensive release in the form, and of a scope, acceptable to the Company.

The terms and conditions of your employment set forth in this letter will supersede any existing or previous agreement or understandings between you and the Company or any of its affiliates.  Each such previous agreement is hereby terminated without any further obligations on the part of the Company or any of its affiliates.

We are very interested in having you join the Company.  We look forward to receiving a response from you by November 14, 2013 acknowledging that you have accepted this offer of employment.

Sincerely,

SEVEN SEAS WATTER CORPORATION

	By:	/s/ Robert D. Dixon
Robert D. Dixon
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Lee Muller
Lee Muller
Date: 11/12/13